Exhibit 99.1

Contacts
Zhone Investor Relations:	Zhone Public Relations:
Tel: +1 510.777.7013	Tel: +1 510.665.7984
Fax: +1 510.777.7001	Mobile: +1 925.640.0989
E: investor-relations@zhone.com	E: tracy@skycastlemedia.com

Zhone Technologies Reports Second Quarter 2010 Financial Results

Oakland, CA — July 21, 2010 — Zhone Technologies, Inc. (NASDAQ: ZHNE), a global leader in network access solutions for fiber, copper and wireless broadband infrastructures, today reported its financial results for the second quarter ended June 30, 2010.

Revenue for the second quarter of 2010 increased by 10% to $33.3 million from $30.3 million for the second quarter of 2009 and increased by 7% from $31.1 million for the first quarter of 2010. Net loss for the second quarter of 2010, calculated in accordance with generally accepted accounting principles (“GAAP”), was $2.0 million or $0.07 per share compared with a net loss of $2.3 million or $0.08 per share for the second quarter of 2009 and a net loss of $3.2 million or $0.11 per share for the first quarter of 2010. Pro forma earnings before stock-based compensation, interest, taxes, and depreciation (“pro forma EBITDA”) was a pro forma EBITDA loss of $0.8 million for the second quarter of 2010, compared to a pro forma EBITDA loss of $0.9 million for the second quarter of 2009 and a pro forma EBITDA loss of $1.0 million for the first quarter of 2010.

“We are proud of achieving our revenue and margin guidance for Q2 2010 based on continued growth of our new MXK and the launch of the new zNID ONT,” stated Mory Ejabat, Zhone’s chief executive officer. “We continue to remain confident about the remainder of 2010 based on strong interest in our new products and our end-to-end multi-service solutions being deployed by service providers in North America and continued strength in the Middle East, Caribbean and Latin America and new growth in the Nordic Regions.”

Zhone will conduct a conference call and audio webcast today, July 21, 2010, at approximately 2:00 p.m. PT / 5:00 p.m. ET to review its second quarter 2010 results. This call is open to the public by dialing +1 (800) 237-9752 for U.S. callers and +1 (617) 847-8706 for international callers and then entering passcode 18383089. The audio webcast will be simultaneously available on the Investor Relations section of Zhone’s website at http://www.zhone.com/investors/.

A replay of the conference call will be available after the original call by dialing +1 (888) 286-8010 for U.S. callers and +1 (617) 801-6888 for international callers and then entering passcode 17788318. An audio webcast replay will also be available online at http://www.zhone.com/investors/ for approximately one week following the original call.

Non-GAAP Financial Measures

To supplement Zhone’s consolidated financial statements presented in accordance with GAAP, Zhone uses pro forma EBITDA, a non-GAAP measure Zhone believes is appropriate to enhance an overall understanding of Zhone’s past financial performance and prospects for the future. These adjustments to GAAP results are made with the intent of providing greater transparency to supplemental information used by management in its financial and operational decision-making. These non-GAAP results are among the primary indicators that management uses as a basis for making operating decisions because they provide meaningful supplemental information regarding the company’s operational performance, including the company’s ability to provide cash flows to invest in research and development, and to fund capital expenditures. In addition, these non-GAAP financial measures facilitate management’s internal comparisons to the company’s historical operating results and comparisons to competitors’ operating results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. A reconciliation between net loss calculated on a GAAP basis and pro forma EBITDA on a non-GAAP basis is provided in a table immediately following the Unaudited Condensed Consolidated Statements of Operations.

About Zhone Technologies

Zhone Technologies, Inc. (NASDAQ: ZHNE) is a global leader in all IP multi-service access solutions, serving more than 750 of the world’s most innovative network operators. The IP Zhone is the only solution that enables service providers to build the network of the future…today, supporting end-to-end Voice, Data, Entertainment Social Media, Business, Mobile Backhaul and Mobility service. Zhone is committed to building the fastest and highest quality All IP Multi-Service solution for our customers. Zhone is headquartered in California and its products are manufactured in the USA in a facility that is emission, waste-water and CFC free.

Zhone, the Zhone logo, and all Zhone product names are trademarks of Zhone Technologies, Inc. Other brand and product names are trademarks of their respective holders. Specifications, products, and/or products names are all subject to change without notice.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” variations of such words, and similar expressions are intended to identify forward-looking statements. In addition, forward-looking statements include, among others, statements that refer to second quarter 2010 financial estimates; projections of revenue, margins, expenses or other financial items; and improvement of financial markets. Readers are cautioned that actual results could differ materially from those expressed in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, commercial acceptance of our products; intense competition in the communications equipment market; our ability to execute on our strategy and operating plans; and economic conditions specific to the communications, networking, internet and related industries. In addition, please refer to the risk factors contained in the Company’s SEC filings

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available at www.sec.gov, including without limitation, the Company’s annual report on Form 10-K for the year ended December 31, 2009 and Zhone’s quarterly report on Form 10-Q for the quarter ended March 31, 2010. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Zhone undertakes no obligation to update or revise any forward-looking statements for any reason.

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ZHONE TECHNOLOGIES, INC.

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Net revenue	$33,255	$31,082	$30,346	$64,337	$54,449
Cost of revenue	21,234	19,710	19,266	40,944	35,528
Stock-based compensation	16	55	24	71	52

Gross profit	12,005	11,317	11,056	23,322	18,869

Operating expenses:
Research and product development (1)	5,198	5,277	5,565	10,475	11,361
Sales and marketing (1)	6,076	5,780	5,014	11,856	11,049
General and administrative (1)	2,315	3,262	2,431	5,577	5,009

Total operating expenses	13,589	14,319	13,010	27,908	27,419

Operating income (loss)	(1,584)	(3,002)	(1,954)	(4,586)	(8,550)
Other expense, net	(407)	(316)	(263)	(723)	(556)

Income (loss) before income taxes	(1,991)	(3,318)	(2,217)	(5,309)	(9,106)
Income tax provision (benefit)	11	(114)	47	(103)	61

Net income (loss)	$(2,002)	$(3,204)	$(2,264)	$(5,206)	$(9,167)

Weighted average shares outstanding
Basic	30,343	30,282	30,183	30,313	30,163
Diluted	30,343	30,282	30,183	30,313	30,163

Earnings per common share net income (loss)
Basic	$(0.07)	$(0.11)	$(0.08)	$(0.17)	$(0.30)
Diluted	$(0.07)	$(0.11)	$(0.08)	$(0.17)	$(0.30)

(1) Amounts include stock-based compensation costs as follows:
Research and product development	86	164	94	250	191
Sales and marketing	67	243	110	310	224
General and administrative	164	1,021	315	1,185	596

	317	1,428	519	1,745	1,011

GAAP net income (loss)	$(2,002)	$(3,204)	$(2,264)	$(5,206)	$(9,167)
Stock-based compensation	333	1,483	543	1,816	1,063
Interest expense, net	420	350	325	770	694
Income taxes	11	(114)	47	(103)	61
Depreciation	435	446	468	881	960

Non-GAAP pro forma EBITDA profit (loss)	$(803)	$(1,039)	$(881)	$(1,842)	$(6,389)

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ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2010	December 31, 2009
Assets
Current assets:
Cash, cash equivalents and short-term investments	$20,271	$21,766
Accounts receivable	27,711	37,107
Inventories	31,383	30,228
Prepaid expenses and other current assets	2,346	2,098

Total current assets	81,711	91,199
Property and equipment, net	18,478	18,961
Restricted cash	57	58
Other assets	282	41

Total assets	$100,528	$110,259

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,839	$14,914
Line of credit	10,000	10,000
Current portion of long-term debt	18,453	411
Accrued and other liabilities	13,558	12,031

Total current liabilities	48,850	37,356
Long-term debt, less current portion	0	18,285
Other long-term liabilities	3,227	2,945

Total liabilities	52,077	58,586

Stockholders’ equity:
Common stock	30	30
Additional paid-in capital	1,068,949	1,066,974
Other stockholders’ equity	302	293
Accumulated deficit	(1,020,830)	(1,015,624)

Total stockholders’ equity	48,451	51,673

Total liabilities and stockholders’ equity	$100,528	$110,259

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